UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported:)	June 9, 2020

Tandy Leather Factory, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation

1-12368	75-2543540
(Commission File Number)	(IRS Employer Identification Number)

1900 Southeast Loop 820, Fort Worth, Texas	76140
(Address of Principal Executive Offices)	(Zip Code)

(817) 872-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0024	TLF	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2020, the Company appointed Steven Swank to the position of Chief Financial Officer of the Company; Mr. Swank expects to join the Company on July 6, 2020.  Mr. Swank, 48, brings over 25 years of finance and accounting experience to the Company.  Since October 2019, he has held the position of Vice President, CFO and Treasurer of Sears Hometown Stores, Inc., a privately held retailer.  He served as Divisional Vice President, Finance of Sears Hometown and Outlet Stores, Inc. from October 2012 until October 2019.  Prior to that, he served at Sears Holdings Corporation as Business Unit CFO of Sears Outlet Stores from July 2011 until October 2012 and Divisional Vice President of Off-Mall Finance June 2009 until July 2011; and at Fossil Group, Inc. as Director, Financial Planning and Analysis from May 2007 through June 2009.  He holds a BBA in corporate finance from the University of North Texas and is a Certified Treasury Professional.

Mr. Swank will receive an initial annual base salary of $250,000, increasing to $275,000 on the earlier of January 1, 2021 or the date on which the Company’s Executive Leadership Team are restored to full pay from current COVID-19-related reductions.  He is eligible to receive an annual bonus under the Company’s executive bonus plan, with a target bonus of 30% percent of this base salary (dependent on Company and individual performance).  On the first day of his employment, Mr. Swank will receive grant of restricted stock units with a grant-date value of $30,000 that will vest on the first anniversary of such grant, subject to his continued employment with the Company on that date.  He will be eligible to receive future equity grants under the Company’s 2013 Restricted Stock Plan, with a target annual grant value of 30% of his base salary (dependent on Company and individual performance).

Mr. Swank will also receive: (1) a one-time cash payment of $25,000 within 60 days of his start date, to cover costs and expenses of his relocation from Illinois to Texas and (2) a one-time cash payment of $2,200 to cover continuation of his health insurance costs from his prior employer until he becomes eligible for the Company’s plans; the relocation expense payment must be reimbursed to the Company in the event Mr. Swank is terminated by the Company for “cause” (as defined below) or resigns without “good reason” (as defined below) on or before the first anniversary of his start date.

If Mr. Swank’s employment is terminated by the Company without “cause” or he resigns his position for “good reason” on or before the first anniversary of his start date, the Company will pay Mr. Swank salary continuation and continued participation in the Company’s health and welfare benefit programs for six months after his departure.  For purposes of Mr. Swank’s employment terms, (1) “cause” means that he is terminated for: acts of fraud, dishonesty or criminal conduct; gross negligence, insubordination or willful refusal or to perform his duties; or unsatisfactory job performance that continues even after a warning from his immediate supervisor; and (2) “good reason” would mean without his consent: (i) a material diminution in his duties, authority, or responsibilities or a material breach of this Agreement by the Company; or (ii) requiring him to relocate his principal place of employment to a location that is more than fifty (50) miles from the current location of the Company’s principal office in Fort Worth.

There are no other arrangements or understandings between Mr. Swank and any other persons pursuant to which he was named Chief Financial Officer of the Company.  Mr. Swank does not have any family relationships with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.  Mr. Swank does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under item 404(a) of Regulation S-K.

Michael Galvan, who has served as Interim Chief Financial Officer of the Company since May 4, 2020, will continue in this role until Mr. Swank joins the Company and is expected to remain with the Company until the completion of the Company’s ongoing financial restatement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Exhibit
99.1	Press Release dated June 15, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY LEATHER FACTORY, INC.

Date: June 15, 2020	By: /s/ Janet Carr
Janet Carr, Chief Executive Officer